Exhibit 99.2

February 2, 2023

Ms. Kelly Rentzel

Executive Vice President, General Counsel and Secretary

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, TX 75201

Kelly,

I saw your “preservation notice” and my only response is: really?

You and I both know that this is a shameless (and unbelievably bush league) attempt at intimidation by conflating an entirely illegitimate request with the type of preservation notice issued in connection with litigation.

You have no legal right to request that anyone preserve documents in connection with the nomination of candidates for election to director. Normally, I would be happy to have you create a record of antagonizing the two highly qualified women that we have nominated for election to director, but the “preservation notice” is so absurd that it offends my expectations regarding the normal type of give and take typical of these situations.

I can’t help it that you and First Foundation generally were ill-prepared to deal with our nomination but that hardly justifies the nonsense embodied in your “preservation notice.”

If you have any questions for either Allison or Lila, just send them to me and maybe we can handle things in a more reasonable manner.

Driver Management Company LLC

/s/ J. Abbott R. Cooper

Soundview Plaza

1266 East Main Street, Suite 700R

Stamford, CT 06902